Exhibit 99
SIRENZA MICRODEVICES, INC.
AMENDED AND RESTATED 1998 STOCK PLAN
As Assumed by RF Micro Devices, Inc. and Amended and Restated Effective November 13, 2007
     1. Purposes of the Plan. The purposes of this Amended and Restated 1998 Stock Plan are:
•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
          Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock Units or Deferred Stock Units, as determined by the Administrator at the time of grant.
     2. Definitions. In addition to other terms defined herein, the following terms shall have the meanings given below:
          (a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
          (b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
          (c) “Award” means individually or collectively, a grant under the Plan of Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock Units or Deferred Stock Units.
          (d) “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
          (e) “Awarded Stock” means the Common Stock subject to an Award.
          (f) “Board” means the Board of Directors of the Company. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Board” shall mean the Board of Directors of RFMD.

          (g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.
          (h) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Committee” shall mean the Compensation Committee of the Board of RFMD or another committee of the Board as designated by the Board of RFMD.
          (i) “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof. Without limiting the effect of the foregoing, on and after the Merger Effective Date, references to the “Common Stock” shall mean the Common Stock of RFMD.
          (j) “Company” means (unless the context otherwise requires, as determined by the Administrator) (i) prior to the Merger Effective Date, Sirenza Microdevices, Inc., a Delaware corporation; and (ii) after the Merger Effective Date, the “Company” shall refer to RF Micro Devices, Inc., a North Carolina corporation (“RFMD”), the surviving corporation in the merger of Sirenza Microdevices, Inc. into RFMD, pursuant to the Merger Agreement.
          (k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity (subject to any restrictions imposed pursuant to Section 5 herein).
          (l) “Deferred Stock Unit” means a deferred stock unit Award granted to a Service Provider pursuant to Section 15.
          (m) “Director” means a member of the Board of Sirenza (subject to any restrictions imposed pursuant to Section 5 herein).
          (n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
          (o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company (subject to any restrictions imposed pursuant to Section 5 herein). A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
          (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows, unless the Administrator determines otherwise:
               (i) If the Shares of Common Stock are listed for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price per share of the shares on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (as applicable) on the trading date immediately preceding the date an Option is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the average between the highest bid and lowest asked prices for such stock on the date immediately or nearest preceding the date of grant or other valuation date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service; or if the Shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate.
               (ii) Notwithstanding the foregoing, (A) with respect to the grant of Incentive Stock Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (B) Fair Market Value shall be determined in accordance with Code Section 409A to the extent required.
               (iii) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
          (r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
          (s) “Inside Director” means a Director who is an Employee.
          (t) “IPO Effective Date” means the date upon which the Securities and Exchange Commission declared the initial public offering of Sirenza’s common stock as effective.
          (u) “Merger” means the consummation of the “Mergers” as defined in and contemplated by the Merger Agreement.
          (v) “Merger Agreement” means the Agreement and Plan of Merger and Reorganization dated as of August 12, 2007 among RFMD, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of RFMD, and Sirenza.
          (w) “Merger Effective Date” means the effective time of the Merger, as determined in accordance with the Merger Agreement and Applicable Laws.
          (x) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
          (y) “Notice of Grant” means a written or electronic notice which may be provided by the Company to a Participant and which, if used, shall evidence certain terms and conditions of an individual Award. If used with respect to an Award, the Notice of Grant shall constitute part of the Award Agreement.

          (z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          (aa) “Option” means a stock option granted pursuant to the Plan.
          (bb) “Outside Director” means a Director who is not an Employee.
          (cc) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
          (dd) “Participant” means the holder of an outstanding Award granted under the Plan.
          (ee) “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash flow, (ii) customer satisfaction, (iii) earnings, (iv) gross margin, (v) market price of stock, (vi) market share, (vii) net income, (viii) operating income, (ix) operating margin, (x) return on capital, (xi) return on equity, (xii) return on net assets, (xiii) revenue and (xiv) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.
          (ff) “Performance Share” means a performance share Award granted to a Service Provider pursuant to Section 13.
          (gg) “Performance Unit” means a performance unit Award granted to a Service Provider pursuant to Section 14.
          (hh) “Plan” means this Amended and Restated 1998 Stock Plan, as assumed by RFMD and amended and restated effective November 13, 2007, and as it may be further amended and/or restated.
          (ii) “Restricted Stock” means Shares acquired upon exercise of a Stock Purchase Right, that are subject to vesting, if any.
          (jj) “Restricted Stock Unit”, or “RSU,” means the grant of a restricted stock unit Award pursuant to Section 11 herein, which is settled, if at all, by the delivery of one Share of Common Stock for each Restricted Stock Unit if and only to the extent that the Award vests and ceases to be subject to a substantial risk of forfeiture.
          (kk) “RFMD” means RF Micro Devices, Inc., a North Carolina corporation.
          (ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
          (mm) “Section 16(b) “ means Section 16(b) of the Exchange Act.
          (nn) “Service Provider” means an Employee, Director or Consultant (subject to any restrictions imposed pursuant to Section 5 herein).

          (oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.
          (pp) “Sirenza” means Sirenza Microdevices, Inc., a Delaware corporation.
          (qq) “Stock Appreciation Right”, or “SAR,” means an Award, granted alone or in connection with a related Option, that pursuant to Section 12 is designated as a SAR.
          (rr) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.
          (ss) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code. A “related entity” means any Parent, Subsidiary or other business entity which is an affiliate controlled by the Company.
     3. Stock Subject to the Plan.
          Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (i) 7,194,691 Shares, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2001, equal to (ii) the lesser of (A) 1,500,000 shares, (B) 3% of the outstanding shares on such date or (C) a lesser amount determined by the Board; provided, however, that such maximum aggregate number of Shares and the numbers of Shares referenced in (i) and (ii) herein shall be adjusted as of the Merger Effective Date as may be necessary to comply with Section 5.4(d) of the Merger Agreement and NASDAQ Rule 4350(i)(1)(A)(iii) and the related interpretive material in IM 4350-5, or any successor provision thereto. The Shares may be authorized, but unissued, or reacquired Common Stock.
          Counting of Shares Available for Grant. Subject to the provisions of Section 19 of the Plan, each one Share subject to an Award issued under the Plan shall be counted as one Share against the maximum aggregate Share limit specified in this Section; provided that any Award with a per share or per unit purchase price lower than 100% of Fair Market Value (as defined above) on the date of grant (a “Full Value Award”) shall be counted against the maximum aggregate Share limit specified in this Section as two Shares for each one Share subject to such Full Value Award. Subject to the provisions of Section 19 of the Plan, to the extent that a Share that was subject to an Award that counted as two Shares against the maximum aggregate Share limit specified in this Section is returned to the Plan pursuant to this Section, such maximum aggregate Share limit specified in this Section will be credited with two Shares.
          Lapse of Awards and Effect on Shares Available for Grant. If an Award expires or becomes unexercisable without having been exercised in full (including if an Award is surrendered pursuant to an exchange program whereby the Participant agrees to cancel an existing Option and/or SAR in exchange for an Option, SAR or other Award) or, with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, under any Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock, Performance Shares, Performance Units, or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

     4. Administration of the Plan.
          (a) Procedure.
               (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
               (iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
               (i) to determine the Fair Market Value;
               (ii) to select the Service Providers to whom Awards may be granted hereunder;
               (iii) to determine the number of Shares to be covered by each Award granted hereunder;
               (iv) to approve forms of agreement for use under the Plan;
               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or purchased (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
               (vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;
               (vii) to institute an exchange program whereby outstanding Awards are surrendered in exchange for an Option, SAR or other Award with a lower exercise price.
               (viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

               (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws or sub-plans otherwise intended to comply with applicable foreign laws;
               (x) to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;
               (xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
               (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
               (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.
          (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.
     5. Eligibility. Stock Purchase Rights, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units, Restricted Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Notwithstanding the preceding two sentences, the grant of any Award to a Service Provider under the Plan after the Merger Effective Date shall be subject to, and may only be made if in accordance with, Applicable Laws, including but not limited to (a) Section 422 of the Code and (b) the requirements applicable under NASDAQ Rule 4350(i)(1)(A)(iii) and the related interpretive material in IM 4350-5, or any successor provision thereto.
     6. Limitations.
          (a) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
          (b) Neither the Plan nor any Award shall confer upon Participant any right with respect to continuing his or her relationship as a Service Provider with the Company, nor shall they interfere in any way with the right of the Participant or the right of the Company’s right or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

          (c) The following limitations shall apply to Awards under the Plan:
               (i) No Service Provider shall be granted, in any fiscal year of the Company, (A) Option or SARs to purchase more than 1,000,000 Shares, (B) Stock Purchase Rights to purchase more than 500,000 Shares, (C) Performance Shares covering more than 500,000 Shares, and (D) Performance Units with an initial value in excess of $1,000,000; provided, however, that the award limitations referenced in this Section 6(c)(i) shall be adjusted as necessary to comply with Section 5.4(d) of the Merger Agreement and NASDAQ Rule 4350(i)(1)(A)(iii) and the related interpretive material in IM 4350-5, or any successor provision thereto.
               (ii) In connection with his or her initial service, a Service Provider may be granted (A) Options or SARs to purchase up to an additional 1,000,000 Shares, (B) Stock Purchase Rights to purchase up to an additional 500,000 Shares, (C) Performance Shares covering up to an additional 500,000 Shares, and (D) additional Performance Units with an initial value of up to $1,000,000, which shall not count against the limits set forth in subsection (i) above; provided, however, that the award limitations referenced in this Section 6(c)(ii) shall be adjusted as necessary to comply with Section 5.4(d) of the Merger Agreement and NASDAQ Rule 4350(i)(1)(A)(iii) and the related interpretive material in IM 4350-5, or any successor provision thereto.
               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).
               (iv) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 19(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.
     7. Term of Plan. The Plan was amended and restated by the Board of Sirenza on April 20, 2006 and by the stockholders of Sirenza on June 1, 2006. The Plan was further amended and restated by the Board of RFMD effective November 13, 2007. The Plan shall continue in effect for a term of ten (10) years from the date of such adoption by the Sirenza Board and terminate on April 15, 2014, unless terminated earlier under Section 21 of the Plan.
     8. Term of Option. The term of each Option shall be stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
     9. Option Exercise Price and Consideration.
          (a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:
               (i) In the case of an Incentive Stock Option
                    (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                    (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
               (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator; provided that the per Share exercise price of a Nonstatutory Stock Option granted on or after the Merger Effective Date shall be no less than 100% of the Fair Market Value per Share on the date of grant. Further, in the case of any Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
               (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction; provided that, if such Options are assumed or substituted pursuant to a merger or other corporate transaction, the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and Code Section 424(a).
               (iv) Notwithstanding the foregoing, the exercise price for the Shares to be issued pursuant to an already granted Option may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.
          (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
          (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by the Administrator and Applicable Laws may consist entirely of:
               (i) cash;
               (ii) check;
               (iii) promissory note;
               (iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);
               (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;
               (vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;
               (vii) any combination of the foregoing methods of payment; or

               (viii) such other consideration and method of payment for the issuance of Shares as may be determined by the Administrator to the extent permitted by Applicable Laws.
     10. Exercise of Option.
          (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.
          An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 19 of the Plan.
          Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
          (b) Termination of Relationship as a Service Provider.
               (i) Non-Cause Termination. If (A) a Participant granted an Option before the Merger Effective Date ceases to be a Service Provider, other than upon the Participant’s death or Disability, or (B) a Participant granted an Option on or after the Merger Effective Date ceases to be a Service Provider, other than upon the Participant’s death, Disability or termination of employment or service for “cause” (as defined in Section 10(b)(ii) herein), the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
               (ii) Cause Termination. With respect to Options granted on or after the Merger Effective Date (and with respect to Options granted before the Merger Effective Date, only if an Award Agreement so provides or if the Participant so consents), unless the Administrator determines otherwise, if a Participant ceases to be a Service Provider due to a “cause” termination, his Option shall lapse and no longer be exercisable as of his termination date, as determined by the Administrator. For purposes of the Plan, unless the Administrator determines otherwise, a Participant’s termination shall be for “cause” if such termination results from the Participant’s (X) termination for “cause” under the

Participant’s employment, consulting or other agreement with the Company or a related entity, if any, or (Y) if the Participant has not entered into any such employment, consulting or other agreement, then the Participant’s termination shall be for “cause” if termination results due to the Participant’s (i) dishonesty; (ii) refusal to perform his duties for the Company; or (iii) engaging in conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “cause” shall be made by the Administrator and its determination shall be final and conclusive.
          (c) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          (d) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          (e) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
     11. Stock Purchase Rights and Restricted Stock Units.
          (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price, if any, to be paid and method by which such payment may be made (which may include any method of payment permitted by Applicable Laws), and the time within which the offeree must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.
          (b) Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement with respect to a Stock Purchase Right shall grant the Company a repurchase option or mandatory forfeiture restriction applicable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). Except in the case of a mandatory forfeiture restriction, which shall not require a repurchase price to be paid by the Company, the purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option or mandatory forfeiture restriction shall lapse at a rate determined by the Administrator. However, if the Administrator determines it is desirable for the Award to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the repurchase option or mandatory forfeiture restriction shall lapse based upon the achievement of Performance Goals.
          (c) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
          (d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 19 of the Plan.
          (e) Restricted Stock Units. In lieu of the grant of Stock Purchase Rights to acquire Restricted Stock, the Administrator may grant Restricted Stock Units, or “RSUs,” that are substantially equivalent to the award of Restricted Stock. A Restricted Stock Unit represents the promise of the Company to deliver one Share of Common Stock for each Restricted Stock Unit if and to the extent that the Award vests and ceases to be subject to a substantial risk of forfeiture. The Administrator shall have authority to establish the conditions for earning or vesting of a Restricted Stock Unit (which conditions may include, but are not limited to, attainment of performance objectives, continued service or employment for a certain period of time or a continuation of performance objectives and continued service), to determine whether and to what degree Restricted Stock Units have vested, been earned and are payable, and to establish and interpret the terms and conditions of Restricted Stock Units and the provisions herein. The Administrator may in its discretion accelerate the date that any Restricted Stock Unit granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant. Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason and all or any part of a Restricted Stock Unit has not vested or been earned pursuant to the terms of the Plan and the Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto. The Administrator shall have sole discretion to determine whether a Participant shall have dividend rights, voting rights or other rights as a stockholder with respect to shares subject to a Restricted Stock Unit which has not yet vested or been earned. Unless the Administrator determines otherwise, a certificate or certificates for Shares of Common Stock subject to a Restricted Stock Unit shall be issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Laws shall be provided) when the Award (or portion thereof) has vested and been earned (and otherwise in accordance with Code Section 409A). Notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates evidencing the shares subject to a Restricted Stock Unit and to require the Participant to deliver to the Company a stock power, endorsed in blank, with respect to such award, until such time as the Restricted Stock Unit vests (or is forfeited).

     12. Stock Appreciation Rights.
          (a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
          (b) Exercise Price and other Terms. The Administrator, subject to the provision of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price per Share of an SAR granted on or after the Merger Effective Date shall be no less than 100% of the Fair Market Value per Share on the date of grant, except that the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with an exercise price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and Code Section 424(a). The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.
          (c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
               (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
               (ii) the number of Shares with respect to which the SAR is exercised.
          (d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.
          (e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
          (f) Expiration of SARs. Subject to the term stated in Section 12(b), a SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
          (g) Termination of Relationship as a Service Provider.
               (i) Non-Cause Termination. If (A) a Participant granted a Stock Appreciation Right before the Merger Effective Date ceases to be a Service Provider, other than upon the Participant’s death or Disability, or (B) a Participant granted a Stock Appreciation Right on or after the Merger Effective Date ceases to be a Service Provider, other than upon the Participant’s death, Disability or termination of employment or service for “cause” (as defined in Section 10(b)(ii) herein), the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified by the Administrator, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.
               (ii) Cause Termination. With respect to Stock Appreciation Rights granted on or after the Merger Effective Date (and with respect to Stock Appreciation Rights granted before the Merger Effective Date, only if an Award Agreement so provides or the Participant so consents), unless the Administrator determines otherwise, if a Participant ceases to be a Service Provider due to a “cause” termination, his Stock Appreciation Right shall lapse and no longer be exercisable as of his termination date, as determined by the Administrator.
          (h) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.
          (i) Death of Participant. If a Participant dies while a Service Provider, the Stock Appreciation Right may be exercised within such period of time as is specified in the Award Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of death (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Notice of Grant), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Stock Appreciation Right may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Stock Appreciation Right is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall immediately revert to the Plan. If the Stock Appreciation Right is not so exercised within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.
          (j) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.
     13. Performance Shares.
          (a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as “performance-based compensation” under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Shares shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.
          (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the Participant to sign a Performance Shares agreement as a condition of the Award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
          (c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.
     14. Performance Units.
          (a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Unit Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Units shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.
          (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the Participant to sign a Performance Unit agreement as a condition of the Award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

          (c) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.
     15. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share, Performance Unit Award or other Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.
     16. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
     17. Formula Option and Stock Purchase Right Grants to Outside Directors. Outside Directors shall be automatically granted Options or Stock Purchase Rights each year prior to the Merger Effective Date in accordance with the following provisions:
          (a) All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan. All Stock Purchase Rights granted pursuant to this Section, except as otherwise provided herein, shall be subject to the terms and conditions of the Plan.
          (b) Each person who first becomes an Outside Director on or after the IPO Effective Date and before January 19, 2006, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, shall be automatically granted an Option to purchase 40,000 Shares (the “First Option”) on the date he or she first becomes an Outside Director; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option. Each person who first becomes an Outside Director on or after January 19, 2006, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, shall be automatically granted a Stock Purchase Right to purchase 10,000 Shares (the “First Right”) on the date he or she first becomes an Outside Director; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Right.
          (c) With respect to annual meetings occurring before January 19, 2006, each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (a “Subsequent Option”) following each annual meeting of the stockholders of the Company, except in the case of the first such annual meeting after the IPO Effective Date if such annual meeting is held within six (6) months of the IPO Effective Date, if as of such date, he or she shall continue to serve on the Board and shall have served on the Board for at least the preceding six (6) months. With respect to annual meetings occurring after January 19, 2006, each Outside Director shall be automatically granted a Stock Purchase Right to purchase 3,000 Shares (a “Subsequent Right”) following each annual meeting of the stockholders of the Company, if as of such date, he or she shall continue to serve on the Board and shall have served on the Board for at least a portion of the current fiscal quarter of the Company and the immediately preceding fiscal quarter of the Company.
          (d) Notwithstanding the provisions of subsections (b) and (c) hereof, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 25 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 25 hereof.

          (e) The terms of each First Option granted pursuant to this Section shall be as follows:
               (i) the term of the First Option shall be ten (10) years.
               (ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the First Option.
               (iii) the First Option shall vest as to 25% of the Shares subject to the First Option on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.
          (f) The terms of each Subsequent Option granted pursuant to this Section shall be as follows:
               (i) the term of the Subsequent Option shall be ten (10) years.
               (ii) the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Subsequent Option.
               (iii) the Subsequent Option shall vest as to 25% of the Shares subject to the Subsequent Option on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.
          (g) The terms of each First Right granted pursuant to this Section shall be as follows:
               (i) the term of the First Right shall be thirty (30) days.
               (ii) the exercise price per Share shall be $0.001, payable by services rendered by the Director, or by services to be rendered by the Director during the period in which the mandatory forfeiture restriction applicable to such Shares as described below applies.
               (iii) the Award Agreement for each First Right shall subject the Shares to a mandatory forfeiture restriction applicable upon the voluntary or involuntary termination of the Director’s service with the Company for any reason (including death or Disability), which restriction will not require the Company to pay any amount to repurchase the Shares.
               (iv) the mandatory forfeiture restriction on the Shares subject to the First Right shall lapse as to one third (1/3) of the Shares subject to the First Right on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.
          (h) The terms of each Subsequent Right granted pursuant to this Section shall be as follows:
               (i) the term of the Subsequent Right shall be thirty (30) days.
               (ii) the exercise price per Share shall be $0.001, payable by services rendered by the Director, or by services to be rendered by the Director during the period in which the mandatory forfeiture restriction applicable to such Shares as described below applies.
               (iii) the Award Agreement for each Subsequent Right shall subject the Shares to a mandatory forfeiture restriction applicable upon the voluntary or involuntary termination of the

Director’s service with the Company for any reason (including death or Disability), which restriction will not require the Company to pay any amount to repurchase the Shares.
               (iv) the mandatory forfeiture restriction on the Shares subject to the Subsequent Right shall lapse as to one third (1/3) of the Shares subject to the Subsequent Right on each anniversary of its date of grant provided that the Participant continues to serve as a Director on such dates.
          (i) Notwithstanding the other provisions of Section 17 herein, no formula Options or formula Stock Purchase Rights shall be granted to Outside Directors under the Plan on or after the Merger Effective Date, but any such Awards outstanding prior to the Merger Effective Date shall continue in accordance with their terms (unless the Merger Agreement or Award Agreement provide otherwise).
     18. Leaves of Absence. Subject to any other provision of the Plan, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall recommence only upon return to active service.
     19. Adjustments Upon Changes in Capitalization, Dissolution, Merger, or Asset Sale.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares as well as the price per share of Common Stock covered by each such outstanding Award, the number of Shares covered by options and stock purchase rights automatically granted under Section 17, and the Code Section 162(m) annual share issuance limits under Section 6(c) shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board (or, after the Merger Effective Date, by the Board or the Committee), whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
          (b) Dissolution or Liquidation. The following provisions shall apply with respect to Awards outstanding before the Merger Effective Date (unless an Award Agreement provides otherwise); Awards granted on or after the Merger Effective Date shall (unless the Administrator determines otherwise) be subject to the provisions of Section 26 herein:
               (i) In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
          (c) Merger or Asset Sale. The following provisions shall apply with respect to Awards outstanding before the Merger Effective Date (unless an Award Agreement provides otherwise); Awards granted on or after the Merger Effective Date shall be subject (if at all) to the provisions of Section 26 herein:
               (i) Options and SARs. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and SAR shall be assumed or an equivalent option or stock appreciation right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Options granted to an Outside Director pursuant to Section 17 that are assumed or substituted for, if following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise the Option as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.
               For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale or assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.
               (ii) Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit Award shall be assumed or an equivalent restricted stock, performance share, performance unit and deferred stock unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to shares of Restricted Stock granted to an Outside Director pursuant to Section 17 that are assumed or substituted for, if following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the mandatory forfeiture obligation with respect to all such Shares of Restricted Stock shall lapse, and the Participant shall have the right to all of such Shares, including Shares which would not otherwise be vested or exercisable. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit Award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit Award shall be considered assumed if, following the merger or sale of assets, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.
     20. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator (or, with respect to Awards granted after the Merger Effective Date, on such other date as may be determined by the Administrator in accordance with Applicable Laws). Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
     21. Amendment and Termination of the Plan.
          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair (or, with respect to Awards granted on or after the Merger Effective Date, materially impair) the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
          (d) Unilateral Authority to Amend. With respect to Awards granted on or after the Merger Effective Date (and with respect to Awards granted before the Merger Effective Date if an Award Agreement so provides or the Participant so consents), the Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent and without stockholder approval, unless such stockholder approval is required by Applicable Laws) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but not limited to Code Section 409A, Code Section 422 and federal securities laws).
     22. Conditions Upon Issuance of Shares.
          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to

Performance Units or other Awards settled in cash, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
     23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Performance Units or other Awards settled in cash, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Performance Units or other Awards settled in cash, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.
     24. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
     25. Stockholder Approval. The Plan was subject to and received the approval of the stockholders of Sirenza within twelve (12) months after the date the Plan was adopted by the Board of Sirenza. Subsequent stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
     26. Effect of Change of Control.
          (a) Notwithstanding any other provision of the Plan to the contrary, and unless an Award Agreement provides otherwise, with respect to Awards granted on or after the Merger Effective Date (and, with respect to Awards outstanding on or before the Merger Effective Date, unless the Administrator determines otherwise), in the event of a Change of Control (as defined in Section 26(c) herein) after the Merger Effective Date:
               (i) All Options and SARs outstanding as of the date of such Change of Control shall become fully exercisable, whether or not then otherwise exercisable.
               (ii) Any restrictions including but not limited to the restriction period, performance period and/or performance criteria applicable to any Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Award or any other Award shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award.
          (b) Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Company or a related entity, the Administrator may, in its sole and absolute discretion, determine that any or all Awards granted pursuant to the Plan shall not vest or become exercisable on an accelerated basis, if the Company or the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the assumption of Awards granted under the Plan or the grant of substitute awards (in either case, with substantially similar terms or equivalent economic benefits as Awards granted under the Plan), as in the opinion of the Administrator is equitable or appropriate to protect the rights and interests of participants under the Plan.

For the purposes herein, if the Committee is acting as the Administrator authorized to make the determinations provided for in this Section 26(b), the Committee shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Company prior to the merger, share exchange, reorganization or other business combinations affecting the Company or a related entity.
          (c) For the purposes herein, a “Change of Control” shall have the meaning given the term “change in control” in a Participant’s change in control agreement with the Company, or, if the Participant has not entered into any such change in control agreement, then a Change of Control shall be deemed to have occurred on the earliest of the following dates:
               (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, fifty-one percent (51%) or more of the outstanding Common Stock of the Company;
               (ii) The date the stockholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation or other business entity (each, a “corporation”), in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Company in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or
               (iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company’s stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
     (For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)
          (d) Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into a change in control agreement or similar agreement with the Company, the Participant shall be entitled to the greater of the benefits provided upon a change of control of the Company under this Plan or the respective change in control agreement or similar agreement, and such change in control agreement or similar agreement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a change of control as defined in the Plan.
     27. Code Section 409A Matters.
          (a) General: Notwithstanding any other provision in the Plan or an Award to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award granted under the Plan, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with Code Section 409A, and the Plan and any such Award shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefits distributable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code

Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. Without in any way limiting the effect of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award, as applicable; and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.
          (b) Specific Terms Applicable to Awards Subject to Code Section 409A: Without limiting the effect of Section 27(a), above, and notwithstanding any other provision in the Plan to the contrary, the following provisions shall, to the extent required under Code Section 409A, apply with respect to Awards deemed to involve the deferral of compensation under Code Section 409A:
               (i) Distributions: Distributions may be made with respect to Awards subject to Code Section 409A not earlier than upon the occurrence of one or more of the following events: (A) separation from service; (B) disability; (C) death; (D) a specified time or pursuant to a fixed schedule; (E) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or (F) the occurrence of an unforeseeable emergency. Each of the preceding distribution events shall be defined and interpreted in accordance with Code Section 409A.
               (ii) Specified Employees: With respect to Participants who are “specified employees” (as defined in Code Section 409A), a distribution with respect to a payment subject to Code Section 409A due to separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Code Section 409A. The aggregate amount of payments the Participant would have received but for the application of this section shall be paid during the seventh month following separation from service; all remaining payments shall be made in their ordinary course or as may be otherwise permitted under Code Section 409A.
               (iii) No Acceleration: Acceleration of the time or schedule of any payment under the Plan that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such acceleration) is prohibited, except that, to the extent permitted by the Administrator, acceleration of the time and/or form of a payment, where such accelerations do not violate Code Section 409A, may be allowed.
               (iv) Short-Term Deferrals: If and to the extent deemed necessary to comply with short-term deferral exemption under Code Section 409A, Shares of Common Stock, cash payments or other benefits subject to an Award shall, to the extent required under Code Section 409A, upon vesting and/or earning of the Award, be issued and distributed to the Participant (or his beneficiary) no later than the later of (a) the 15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (b) the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or shall otherwise be made in accordance with Code Section 409A.
               (v) Deferral Elections:
                    (A) In the sole discretion of the Administrator, a Participant may be permitted to make an election as to the time or form of any distribution from an Award, provided that, except as specified in (B), (C) and (D) below, such election is made and becomes irrevocable not later than the close of the taxable year preceding the taxable year in which the services for which the Award is granted are to be performed, or at such other time or times as may be permitted under Code Section 409A. Notwithstanding the foregoing, a Participant may cancel a deferral election upon (X) a hardship distribution pursuant to Code Section 401(k), or (Y) upon application for a distribution under section 27(b)(i)(F) (unforeseeable emergency).
                    (B) In the case of the first year in which the Participant becomes eligible to participate in the Plan, the election described in (A) may be made with respect to services to be performed after the election within 30 days after the date the Participant becomes eligible to participate in the Plan.
                    (C) In the case of any performance-based compensation (as that term is defined in Code Section 409A), where such compensation is based on services performed over a period of at least 12 months, the election described in (A) may be made no later than six months before the end of the period.
                    (D) In the case of any Award subject to a substantial risk of forfeiture (as defined in Code Section 409A), the election described in (A) may be made within 30 days of the date the Participant first obtains a legally binding right to the Award, provided that the Award requires the Participant to perform at least 12 months of service after such election is made.
               (vi) Changes to Elections: To the extent that the Administrator, in its sole discretion, permits a subsequent election to delay a payment or change the form of payment that has been specified under (A), (B), (C) or (D) above, the following provisions shall apply:
                    (A) Such election may not take effect until 12 months after the date on which the election is made;
                    (B) Where the payment is to be made for reasons other than death, disability or unforeseeable emergency, as those terms are defined in Section 27(b)(i), above, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and
                    (C) Any election related to a payment based upon a specified term or pursuant to a fixed schedule, as such terms are defined in Section 27(b)(i), above, may not be made less than 12 months prior to the date of the first scheduled payment hereunder.
     Notwithstanding anything else in this Section 27(b)(vi) to the contrary and consistent with Code Section 409A, (i) the Administrator may elect, or may allow the Participant to elect, on or before December 31, 2007, the time or form of payment of amounts subject to Code Section 409A, provided that any such election occurring in 2007 shall apply only to amounts that are not otherwise payable in 2007 and does not cause an amount to be paid in 2007 that would not otherwise be payable in that year; and (ii) the Administrator may elect, or may allow the Participant to elect, on or before December 31, 2008, the time or form of payment of amounts subject to Code Section 409A, provided that any such election occurring in 2008 shall apply only to amounts that are not otherwise payable in 2008 and does not cause an amount to be paid in 2008 that would not otherwise be payable in that year.
               (vii) Termination of Awards Subject to Code Section 409A. As permitted by the Administrator in its sole discretion, and in accordance with Code Section 409A, the Company may terminate an Award that is subject to Code Section 409A and distribute benefits to Participants.

     28. Governing Law. Awards outstanding before the Merger Effective Date shall (unless the Company and the Participant agree otherwise) be governed by and construed in accordance with the governing law as provided in the Award Agreement. With respect to Awards granted on or after the Merger Effective Date, the Plan and Awards shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.
     29. Miscellaneous Provisions. The following provisions shall apply with respect to Awards granted on or after the Merger Effective Date (and shall apply with respect to Awards granted before the Merger Effective Date unless a Participant’s rights would be impaired thereby and the Participant does not consent thereto):
          (a) Dividends and Dividend Equivalents: The Administrator may, in its sole discretion, provide that Awards granted under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional Shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalent rights to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.
          (b) Unfunded Plan; Retirement Plans:
               (i) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any related entity, including, without limitation, any specific funds, assets or other property which the Company or any related entity, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any related entity. Nothing contained in the Plan shall constitute a guarantee that the assets of such corporations shall be sufficient to pay any benefits to any person.
               (ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.
               (iii) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any related entity, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any related entity.
          (c) Beneficiary Designation: The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation.
          (d) Gender and Number: Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.
          (e) Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.
          (f) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
          (g) Withholding: Awards granted prior to the Merger Effective Date shall be subject to such provisions regarding satisfaction of tax withholding obligations as may be stated in the applicable Award Agreement or as may apply under Applicable Laws. With respect to Awards granted on or after the Merger Effective Date, the following provisions shall apply, unless the Administrator determines otherwise: The Company shall withhold all required local, state, federal, foreign and other taxes from any amount payable in cash with respect to an award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any recipient of an award to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an award, by electing (the “election”) to have the Company withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.